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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in the Registration Statements on Form SB-2, of our report dated March 7, 2000, relating to the Audited on the consolidated financial statements of Kaleidoscope Media Group, Inc. and subsidiaries. We also consent to the reference to our Firm under the caption "Experts" in the prospectuses.

/s/ Liebman Goldberg & Drogin

New York, New York
June 12, 2000